Smart Balance, Inc. Announces 2010 First Quarter Results and Organization Realignment

•	First quarter net sales up 2% versus last year
•	First quarter earnings per share $0.05, up $0.03 versus last year
•	National expansion of milk reaches 50% distribution in stores
•	Organization realignment for growth, savings
•	Robert Gluck, Vice Chairman and COO, to retire

Paramus, N.J. (May 6, 2010) – Smart Balance, Inc. (NasdaqGM: SMBL) today announced its results for the first quarter ended March 31, 2010.  For the quarter, the Company reported net sales of $63.6 million, an increase of 1.7% compared to last year, and earnings per share of $0.05, compared to $0.02 per share in 2009.

The Company announced an organization realignment that will set the stage for further growth while reducing and reallocating operational expenses.  Robert Gluck, Smart Balance, Inc. Vice Chairman and Chief Operating Officer, has announced his retirement.

“We have accomplished and changed a lot during the last three years since taking GFA Brands, Inc. public, and Bob Gluck was instrumental in making that happen,” said Stephen B. Hughes, Smart Balance, Inc. Chairman and CEO.  “We wish Bob all the best in retirement.”

First quarter net sales increased in 2010 compared to 2009 due to increased volume, primarily from the expanded distribution of the Company’s dairy aisle products (milk and sour cream) and new products in the core category of spreads, largely offset by higher trade and product introduction costs.  The improvement in earnings per share was due to lower product unit costs and increased volume, partially offset by higher marketing, trade and product introduction costs.

Gross profit margin for the quarter improved to 52.4% versus 45.1% for the first quarter of 2009, due to lower commodity costs, partially offset by trade and product introduction costs.

Operating income increased 80.4% to $5.8 million in the first quarter of 2010 from $3.2 million in the first quarter of 2009.  Cash operating income increased 30% to $10.9 million in 2010 from $8.4 million in 2009 (see table for a reconciliation of this non-GAAP measure to operating income).

Market share for the Company’s core category of spreads was 15.2% in the first quarter versus 15.1% in the same quarter in 2009, according to Information Resources, Inc. (IRI) food channel data.

“I am pleased with our first quarter results, a solid first step as we plan to transform the Company from a Smart Balance® spreads business to a multi-brand, multi-category growth platform,” said Mr. Hughes.  “We reached 50% national distribution of our enhanced milk products, strengthened our gross margin, and maintained a 15.2% market share in spreads despite the economic environment and significant competitive discounting pressures.  We continue to generate cash and paid down $7.6 million in debt this year through April.”

Mr. Hughes added “We are making progress in establishing our three-tier spreads strategy, with entries into each segment of the spreads category:  Earth Balance® in super-premium, Smart Balance® in healthy premium and BestLife™ in value.  We will continue to drive awareness and trial of our products with a strong marketing effort focusing on the innovation that we bring to the marketplace.”

The Company’s outlook for 2010 remains unchanged from the previous quarterly report and reflects net sales percentage growth in the mid-teens  compared to 2009 driven by the rollout of milk, execution of our three-tier spreads strategy - including the introduction of the Bestlife™ brand of spreads - and distribution of sour cream.  The Company’s outlook for 2010 also reflects cash operating income percentage growth in the mid-teens compared to 2009.  This excludes any charges related to the organization realignment.

2010 First Quarter Results

Net sales for the first quarter of 2010 increased 1.7% to $63.6 million from $62.6 million for the first quarter of 2009.  The increase was primarily due to higher volume largely offset by increased trade and product introduction costs.  The higher volume was mostly due to the Company’s dairy aisle initiatives, including the national expansion of milk products and the introduction of new sour cream products, as well as the 4% increase in spreads due to the distribution of new products, notably the Smart Balance® calcium added variety, and the BestLife™ line of spreads.  These increases were partially offset by a 16% decline in case shipments of all other Company products, including peanut butter, cooking oil, and popcorn.

Gross profit increased 18.0% or $2.6 million to $33.3 million for the first quarter of 2010 from $28.3 million in the first quarter of 2009 due to the benefit of lower commodity costs carried over from 2009 and higher volumes, partially offset by higher trade and product introduction costs.

Operating income increased $2.6 million to $5.8 million for the first quarter of 2010 compared with $3.2 million in the first quarter of 2009 as the increase in gross margin was partially offset by higher operating expenses, reflecting higher marketing investments to support growth and higher selling expenses due to the increased shipments of dairy products.

Cash operating income increased $2.5 million to $10.9 million in 2010 from $8.4 million in 2009.  See the table below for a reconciliation of this non-GAAP measure to operating income.

Reconciliation of Operating Income to Cash Operating Income – First Quarter

$ in Millions	2010	2009

Operating Income	5.8	3.2
Non-cash charges affecting Operating Income:
Stock-based Compensation Expense	3.8	4.0
Depreciation	0.3	0.2
Amortization of Intangibles	1.0	1.0
	5.1	5.2
Cash Operating Income	10.9	8.4

Net income for the first quarter of 2010 increased $1.9 million to $3.0 million compared to $1.1 million for the first quarter of 2009, reflecting the Company’s higher operating income, and lower tax rate.

The Company’s effective income tax rate during the first quarter of 2010 was 33.4%, benefitting a resolution of tax issues from a prior year.  It is expected that the Company’s income tax rate for the remainder of 2010 will be approximately 39%, in line with statutory rates.

On March 31, 2010, the Company had a cash balance of $14.0 million, an increase of $6.5 million from December 31, 2009.  Total funded debt level on March 31, 2010 was $ 55.5 million, reflecting a pay down of $1.1 million from December 31, 2009.  On April 30, 2010, the Company paid down an additional $6.5 million of debt for a total of $7.6 million year to date.

Organization Realignment

The Company announced an organizational realignment together with the retirement of Robert Gluck, chief operating officer and vice chairman.  Effective immediately, all functional leadership of the Company will report to Steve Hughes, chief executive officer.  There are several other changes within the organization.

“The realignment will enable us to fine-tune the organization to fit the Company’s needs going forward,” said Mr. Hughes.  “We believe this will enable us to reduce and re-allocate resources to invest in the business and ultimately increase cash operating income.”

Ongoing cash saving from the realignment is estimated to be $2.7 million annually.  Associated with these changes, there will be a charge to earnings in the second quarter of $3.0 to $3.5 million.  Total general and administrative expenses are expected to range from $48 million to $49 million for 2010, excluding any charges for the realignment, reflecting a half-year of savings.  These estimates may change depending on the final details of the organizational changes.

Part of the changes in expense will be to the 123r stock option expense, which is a non-cash charge.  That expense is estimated to be approximately $2.3 million in the second quarter and about $12 million for 2010.  The expense steps down to approximately $6.5 million in 2011 and 2.2 million in 2012.  These estimates may change depending on the final details of the organization realignment and don’t anticipate future organization changes.

Any savings from the organization realignment in 2010 is expected to be used to support business growth.

Going forward, general and administrative expenses after the savings may increase due to inflation and support for growth as needed, and management believes will decrease as a percent to net sales as the business grows.

Forward-looking Statements
Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions.  Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including those risks and uncertainties set forth in the Company’s filings with the SEC and the Company’s ability to:

•	maintain margins during commodity cost fluctuations;
•	introduce and expand distribution of new products;
•	provide funding to support market share and increase consumer awareness, and
•	grow net sales in a competitive environment and with increasingly price sensitive consumers.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP").

The Company uses the term “cash operating income” as an important measure of profitability and performance.  Cash operating income is a non-GAAP measure defined as operating income excluding stock based compensation, depreciation, and amortization of intangibles.  Our management uses cash operating income for planning purposes, and we believe this measure provides investors and securities analysts with important supplemental information regarding the Company’s profitability and operating performance.  However, non-GAAP financial measures such as cash operating income should be viewed in addition to, and not as an alternative for, the company's results prepared in accordance with GAAP.  In addition, the non-GAAP measures the company uses may differ from non-GAAP measures used by other companies.  We have included in this press release reconciliations of cash operating income to operating income as calculated in accordance with GAAP.

About Smart Balance, Inc.

Smart Balance, Inc. (NasdaqGM: SMBL) is committed to providing superior tasting heart healthier alternatives in every category it enters by avoiding trans fats naturally, balancing fats and/or reducing saturated fats, total fat and cholesterol.  The company markets the Smart Balance® line of products, which include Smart Balance® Buttery Spreads, Milk, Butter Blend Sticks, Sour Cream, Peanut Butter, Microwave Popcorn, Cooking Oil, Mayonnaise, Non-Stick Cooking Spray and Cheese, and also markets natural food products under the Earth Balance® brand and healthier lifestyle products under the Bestlife™ brand.

For more information about Smart Balance, Inc., Smart Balance® products and the Smart Balance™ Food Plan, please visit http://www.smartbalance.com.

Media Contact:	Investor Contact:
Brent Burkhardt	John Mintz
Executive Vice President	Vice President Finance &
Managing Director	Investor Relations
TBC Public Relations	Smart Balance, Inc.
bburkhardt@tbc.us	investor@smartbalance.com
410-986-1303	201-568-9300

SMART BALANCE, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data)

	March 31,	December 31,
	2010	2009
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$14,004	$7,538
Accounts receivable, net of allowance of: $356 (2010) and $345 (2009)	15,556	11,970
Accounts receivable - other	588	650
Income taxes receivable	-	1,131
Inventories	6,230	5,812
Prepaid taxes	-	405
Prepaid expenses and other assets	7,184	3,392
Deferred tax asset	498	462
Total current assets	44,060	31,360
Property and equipment, net	4,865	4,634
Other assets:
Goodwill	374,886	374,886
Intangible assets, net	150,072	151,089
Deferred costs, net	2,003	2,111
Other assets	2,243	985
Total other assets	529,204	529,071
Total assets	$578,129	$565,065
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$29,787	$22,626
Income taxes payable	1,480	-
Current portion of long term debt	5,500	5,500
Total current liabilities	36,767	28,126
Long term debt	50,043	51,143
Deferred tax liability	42,432	43,824
Other liabilities	1,121	965
Total liabilities	130,363	124,058

Commitment and contingencies

Stockholders' equity
Preferred stock, $.0001 par value, 50,000,000 shares authorized	-	-
Common stock, $.0001 par value, 250,000,000 shares authorized; 62,630,683 (2010 and 2009) issued and outstanding	6	6
Additional paid in capital	527,245	523,467
Retained deficit	(79,485)	(82,466)
Total stockholders' equity	447,766	441,007
Total liabilities and stockholders' equity	$578,129	$565,065

See accompanying notes to the consolidated financial statements

SMART BALANCE, INC. AND SUBSIDIARY
Consolidated Statements of Operations
(Unaudited)
(In thousands, except share data)

	Three Months Ended
	March 31,
	2010	2009
Net sales	$63,635	$62,599
Cost of goods sold	30,287	34,345
Gross profit	33,348	28,254

Operating expenses:
Marketing	10,423	8,800
Selling	5,205	4,517
General and administrative	11,932	11,729
Total operating expenses	27,560	25,046
Operating income	5,788	3,208

Other income (expense):
Interest income	-	1
Interest expense	(945)	(1,679)
Gain on derivative liability	-	546
Other expense, net	(367)	(143)
Total other income (expense)	(1,312)	(1,275)
Income before income taxes	4,476	1,933
Provision for income taxes	1,495	787
Net income (loss)	$2,981	$1,146

Income per share:
Basic	$0.05	$0.02
Diluted	$0.05	$0.02
Weighted average shares outstanding:
Basic	62,630,683	62,630,683
Diluted	62,632,799	62,706,184